SECOND AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

This is the Second Amendment (this “Amendment”) to that certain Executive Employment Agreement (the “Agreement”) by and between Car Charging Group, Inc. (the “Company”) and Michael D. Farkas (“Executive”) dated October 29, 2010.

The parties make the following terms and conditions part of the Agreement:

1. Effective Date. The Effective Date of the Amendment is July 24, 2015.

2. Appointment as Chief Visionary Officer. As of the Effective Date, Executive shall be appointed as Chief Visionary Officer of the Company and shall no longer serve as Chief Executive Officer. Additionally, he will remain Executive Chairman of the Board of Directors, and, at the discretion of the Company’s Board, he will remain a member of the Company’s Executive Committee and a member of the Company’s OPFIN Committee. As Chief Visionary Officer, Executive will focus on (i) bringing the Company’s financial reporting up-to-date, (ii) hardware development, (iii) finding and closing on potential fundraising opportunities, and (iv) the uplisting of the Company. Executive’s salary shall not be changed by this Amendment and Executive shall remain entitled to receive payment for installations consistent with amounts currently paid to upper management of the Company.

3. Board Member Compensation. So long as Executive serves as a member of the Company’s Board of Directors, and it is otherwise permissible under the Company’s existing financing arrangements, Executive’s compensation shall be the following for his attendance at meetings of the Board of Directors:

a.	5,000 options to purchase shares of the Company’s common stock at a price equal to $0.01 above the closing price of the Company’s common stock on the date of the meeting for which the options are paid in accordance with the Company’s then-current incentive plan; and

b.	A “Nominal Fee” of $1,500 cash per meeting. The Company reserves the right to elect to pay the Nominal Fee in shares of Company common stock at a value of two times its cash value based on the closing price of the Company’s common stock on the date of the meeting for which the Nominal Fee is paid in accordance with the Company’s then-current incentive plan.

If a Board of Directors meeting is held on a day the stock market is not open, the price shall be based on the closing price of the Company’s common stock on the next available business day.

4. Incentive Payment. In the event a sale of the Company is effected within one (1) year of the Effective Date, Executive shall be entitled to receive an incentive payment for his work on and support of the sale process equal to one percent (1%) of the gross sale price. During the term of the Agreement, Executive shall not receive payment under this Section (or otherwise) based on amounts raised by the Company through a re-IPO process or other traditional or non-traditional capital raising efforts.

5. Term. The Term of Executive’s employment hereunder shall commence on the Effective Date and end on the four (4) month anniversary thereof, unless determined by the Company’s Board of Directors that it is in the best interests of the Company to extend the term. Executive’s participation on the Company’s Board of Directors and its committees shall not be affected by the termination of his employment as Chief Visionary Officer hereunder. Section 4(D)(ii) of the Agreement is hereby deleted in its entirety.

6. Affiliate Agreements. The parties expressly agree and acknowledge that that certain Car Charging Group, Inc. Fee/Commission Agreement dated November 17, 2009 between Car Charging, Inc. and The Farkas Group, Inc. (the “Fee Agreement”), that certain Consulting Agreement dated October 20, 2009 between Car Charging, Inc. and The Farkas Group, Inc. (the “Consulting Agreement”), and that certain Patent License Agreement dated March 29, 2012 among the Company, Executive and Balance Holdings, LLC (collectively with the Fee Agreement and the Consulting Agreement, the “Affiliate Agreements”) shall remain in full force and effect in accordance with their terms except that (i) any and all amounts that may be owed under the Affiliate Agreements through the Effective Date are hereby released, forgiven and discharged and (ii) the Fee Agreement and the Consulting Agreement shall, unless reinstated earlier by the Company’s Board of Directors, be temporarily suspended for so long as Executive remains Chief Visionary Officer of the Company.

7. Consideration. The parties further expressly agree and acknowledge that in consideration of the agreements contained herein and in full and complete satisfaction of any and all amounts owed to Executive and/or Executive’s affiliates pursuant to the Agreement and/or the Affiliate Agreements through the Effective Date (including without limitation $240,000 in unpaid salary under the Agreement), the Company shall deliver to Executive a total of $400,000 worth of Series C Preferred Stock simultaneously herewith.

8. Warrants and Options. Any and all options or warrants awarded to the Executive (or an Affiliate of Executive) to acquire the Company’s common stock which are held as of the Effective Date shall vest immediately.

9. Conflicts. In the event that there is a conflict between the provisions of this Amendment and the Agreement, the terms stated herein shall prevail. Any terms and conditions stated in the Agreement that remain unchanged by the terms of this Amendment shall remain in full force and effect.

10. Counterparts. This Amendment may be executed in any number of counterparts, including facsimile and scanned versions, each of which when so executed shall be deemed an original and all of which shall constitute together one and the same instrument, and shall be effective upon execution by all of the parties.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Consulting Agreement.

CAR CHARGING GROUP, INC.		EXECUTIVE

By:
	Andy Kinard, President	Michael D. Farkas